Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

FIRST-QUARTER 2007 EARNINGS

Safeway reports 22% increase in earnings per share

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – April 26, 2007

Results From Operations

Safeway Inc. today reported net income of $174.4 million ($0.39 per diluted share) for the first quarter ended March 24, 2007 compared to $142.9 million ($0.32 per diluted share) for the first quarter of 2006.

Sales and Other Revenue

Total sales and other revenue increased 4.8% to $9.3 billion in the first quarter of 2007 compared to $8.9 billion in the first quarter of 2006. Identical-store sales increased 4.8% for the first quarter of 2007. Excluding the effect of fuel sales, identical-store sales increased 4.5%. Sales were strong in both perishable and non-perishable products.

“This year is off to a good start,” said Steve Burd, Chairman, President, and CEO. “Our sales were better than plan, as investments in Lifestyle stores and our marketing and pricing strategies produced good returns. We anticipate continued success as we move through the balance of this year.”

Gross Profit

Gross profit increased 19 basis points to 29.29% of sales in the first quarter of 2007 compared to 29.10% in the first quarter of 2006. The increase in gross profit margin is primarily the result of lower advertising expense, savings from distribution initiatives, and improved shrink, partly offset by investments in price.

Operating and Administrative Expense

Operating and administrative expense improved 11 basis points to 25.42% of sales in the first quarter of 2007 from 25.53% in the first quarter of 2006. This improvement is primarily due to increased sales and lower costs as a percentage of sales from store labor and workers’ compensation.

Interest Expense

Interest expense declined to $89.6 million in the first quarter of 2007 compared to $93.0 million in the first quarter of 2006 due to lower indebtedness, partly offset by higher average interest rates.

Income Tax Expense

Income tax expense was $103.8 million, or 37.3% of pretax income, in the first quarter of 2007.

The company adopted Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, as of the beginning of fiscal 2007. The cumulative effect of adopting FIN 48 was an increase to stockholders’ equity of $139.7 million.

Capital Expenditures

Safeway invested $385.9 million in capital expenditures in the first quarter of 2007. The company opened one new Lifestyle store, completed 23 Lifestyle remodels and closed seven stores. For the year, the company expects to spend approximately $1.7 billion in capital expenditures, open approximately 25 new Lifestyle stores and complete approximately 275 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities declined to $19.1 million in the first quarter of 2007 from $128.6 million in the first quarter of 2006 primarily due to an increase in inventory and higher payments to partners for the sale of third-party gift cards, partly offset by higher net income and an increase in income tax payable.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $391.7 million for the first quarter of 2007 compared to $414.7 million in 2006.

Financing activities provided net cash flow of $305.7 million in the first quarter of 2007 compared to $24.1 million in the first quarter of 2006 primarily due to an increase in commercial paper borrowings.

Guidance

Safeway confirmed guidance for 2007 of $1.90 to $2.00 earnings per diluted share and $400 million to $600 million of free cash flow. The company now expects non-fuel identical-store sales to grow 3.6% to 3.8% for the year.

About Safeway

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,755 stores in the United States and Canada and had annual sales of $40.2 billion in 2006. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing first-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT April 26, 2007. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, identical-store sales, capital expenditures, free cash flow, financial and operating results, and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our efforts to revitalize corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our programs to improve capital management; results of our efforts to improve working capital; results of any on-going litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for new business ventures including Blackhawk Network Holdings, Inc. (“Blackhawk”); legislative, regulatory, tax or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue, including Blackhawk; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended March 24, 2007	12 Weeks Ended March 25, 2006
Sales and other revenue	$9,321.8	$8,894.6
Cost of goods sold	(6,591.2)	(6,306.4)

Gross profit	2,730.6	2,588.2
Operating and administrative expense	(2,369.6)	(2,270.5)

Operating profit	361.0	317.7
Interest expense	(89.6)	(93.0)
Other income, net	6.8	7.7

Income before income taxes	278.2	232.4
Income taxes	(103.8)	(89.5)

Net income	$174.4	$142.9

Basic earnings per share	$0.40	$0.32

Diluted earnings per share	$0.39	$0.32

Weighted average shares outstanding:
Basic	440.3	449.0

Diluted	446.4	451.0

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except per-share amounts)

(Unaudited)

	March 24, 2007	Year-end 2006
ASSETS

Current assets:
Cash and equivalents	$149.7	$216.6
Receivables	398.9	461.2
Merchandise inventories	2,675.1	2,642.5
Prepaid expense and other current assets	283.8	245.4

Total current assets	3,507.5	3,565.7

Total property, net	9,835.5	9,773.3

Goodwill	2,392.5	2,393.5
Prepaid pension costs	132.6	137.3
Investment in unconsolidated affiliate	224.0	219.6
Other assets	278.1	184.4

Total assets	$16,370.2	$16,273.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$742.0	$790.7
Current obligations under capital leases	41.0	40.8
Accounts payable	2,044.8	2,464.4
Accrued salaries and wages	382.6	485.8
Income taxes	46.4	100.6
Other accrued liabilities	638.3	719.1

Total current liabilities	3,895.1	4,601.4

Long-term debt:
Notes and debentures	4,784.7	4,428.7
Obligations under capital leases	597.9	607.9

Total long-term debt	5,382.6	5,036.6

Deferred income taxes	221.9	117.4
Pension and postretirement benefit obligations	197.1	204.0
Accrued claims and other liabilities	663.6	647.5

Total liabilities	10,360.3	10,606.9

Stockholders’ equity
Common stock: par value $0.01 per share; 1,500 shares authorized; 583.7 and 582.5 shares outstanding	5.8	5.8
Additional paid-in capital	3,881.5	3,811.5
Treasury stock at cost; 142.4 shares	(4,188.7)	(4,188.7)
Accumulated other comprehensive income	104.5	94.8
Retained earnings	6,206.8	5,943.5

Total stockholders’ equity	6,009.9	5,666.9

Total liabilities and stockholders’ equity	$16,370.2	$16,273.8

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	12 Weeks Ended
	March 24, 2007	March 25, 2006
OPERATING ACTIVITIES
Net income	$174.4	$142.9
Reconciliation to net cash flow from operating activities:
Property impairment charges	6.0	14.7
Depreciation expense	235.7	218.4
Amortization of deferred finance cost	1.3	1.5
LIFO expense	2.3	2.3
Equity in earnings of unconsolidated affiliates, net	(4.4)	(3.4)
Net pension expense	16.3	17.0
Contributions to pension plans	(11.6)	(6.7)
Loss (gain) on property retirements and lease exit costs	3.8	(6.1)
Increase in accrued claims and other liabilities	4.1	16.8
Employee stock option expense	11.1	11.6
Other	2.2	1.6
Changes in working capital items:
Receivables	11.7	25.4
Inventories at FIFO cost	(34.2)	93.0
Prepaid expenses and other current assets	(38.4)	(4.9)
Income taxes payable	101.4	4.0
Payables and accruals	(320.7)	(316.1)
Payables related to third-party gift cards, net of receivables	(141.9)	(83.4)

Net cash flow from operating activities	19.1	128.6

INVESTING ACTIVITIES
Cash paid for property additions	(385.9)	(413.5)
Proceeds from sale of property	10.1	18.2
Other	(15.9)	(19.4)

Net cash flow used by investing activities	(391.7)	(414.7)

FINANCING ACTIVITIES
Additions to short-term borrowings	—	40.0
Additions to long-term borrowings	402.8	706.9
Payments on long-term borrowings	(105.9)	(709.6)
Dividends paid on common stock	(25.3)	(22.5)
Net proceeds from exercise of stock options	26.4	7.5
Income tax refund related to prior years’ debt financing	4.5	—
Other	3.2	1.8

Net cash flow provided by financing activities	305.7	24.1

Effect of changes in exchange rate on cash	—	(0.4)

Decrease in cash and equivalents	(66.9)	(262.4)

CASH AND EQUIVALENTS
Beginning of period	216.6	373.3

End of period	$149.7	$110.9

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended
	March 24, 2007	March 25, 2006
Cash capital expenditures	$385.9	$413.5
Stores opened	1	1
Stores closed	7	4
Lifestyle remodels completed	23	24
Lifestyle remodel grand openings	46	51
Stores at end of period	1,755	1,772
Square footage (in millions)	80.6	80.8
Fuel sales	$650.6	$592.4
Number of fuel stations at end of period	347	322

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 24, 2007		A Year Ended December 30, 2006	B 12 Weeks Ended March 24, 2007	C 12 Weeks Ended March 25, 2006
Net income	$902.1		$870.6	$174.4	$142.9
Add (subtract):
Income taxes	383.7		369.4	103.8	89.5
Interest expense	392.7		396.1	89.6	93.0
Depreciation	1,008.7		991.4	235.7	218.4
LIFO expense	1.2		1.2	2.3	2.3
Stock option expense	50.7		51.2	11.1	11.6
Property impairment charges	30.5		39.2	6.0	14.7
Equity in earnings of unconsolidated affiliates, net	(22.1)		(21.1)	(4.4)	(3.4)

Adjusted EBITDA	$2,747.5		$2,698.0	$618.5	$569.0

Total debt at March 24, 2007	$6,165.6
Less cash and equivalents in excess of $75.0 at March 24, 2007	74.7

Adjusted Debt	$6,090.9

Adjusted EBITDA as a multiple of interest expense	7.00	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x
Adjusted Debt to Adjusted EBITDA	2.22	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters March 24, 2007	A Year Ended December 30, 2006	B 12 Weeks Ended March 24, 2007	C 12 Weeks Ended March 25, 2006

Net cash flow from operating activities	$2,065.5	$2,175.0	$19.1	$128.6
Add (subtract):
Income taxes	383.7	369.4	103.8	89.5
Interest expense	392.7	396.1	89.6	93.0
Amortization of deferred finance cost	(5.6)	(5.8)	(1.3)	(1.5)
Deferred income taxes	(1.1)	(1.1)	—	—
Net pension expense	(82.4)	(83.1)	(16.3)	(17.0)
Contributions to pension plans	34.1	29.2	11.6	6.7
Accrued claims and other liabilities	1.9	(10.8)	(4.1)	(16.8)
Gain on property retirements and lease exit costs	7.9	17.8	(3.8)	6.1
Changes in working capital items	(41.3)	(181.4)	422.1	282.0
Other	(7.9)	(7.3)	(2.2)	(1.6)

Adjusted EBITDA	$2,747.5	$2,698.0	$618.5	$569.0

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW*

	12 Weeks Ended		Forecasted Range Fiscal 2007
	March 24, 2007	March 25, 2006
Net cash flow from operating activities, as reported	$19.1	$128.6
Decrease in payables related to third party gift cards, net of receivables	141.9	83.4

Net cash flow from operating activities, as adjusted	161.0	212.0	$2,100.0	$2,200.0
Net cash flow used by investing activities	(391.7)	(414.7)	(1,700.0)	(1,600.0)

Free cash flow	$(230.7)	$(202.7)	$400.0	$600.0

*	Excludes cash flow from payables related to third-party gift cards, net of receivables. Cash from the sale of third-party gift cards is held for a short period of time and then remitted, less Safeway's commission, to card partners. Because this cash flow is temporary it is not available for other uses, and is therefore excluded from the company's calculation of free cash flow.

TABLE 5: SAME-STORE SALES INCREASES

	First Quarter 2007
	Comparable- Store Sales Increases	Identical- Store Sales Increases*

As reported	5.1%	4.8%
Excluding fuel sales	4.8%	4.5%

*	Excludes replacement stores.